                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                            FORTRESS INVESTMENT CORP.


                        FORTRESS IMPAC ACQUISITION CORP.

                                       and

                         IMPAC COMMERCIAL HOLDINGS, INC.



                                October 6, 2000

                          AGREEMENT AND PLAN OF MERGER

                                    ARTICLE I
                              THE OFFER AND MERGER
Section 1.1  The Offer.............................................................................      2
Section 1.2  Company Actions.......................................................................      3
Section 1.3  The Merger............................................................................      3
Section 1.4  Effective Time........................................................................      4
Section 1.5  Closing...............................................................................      4
Section 1.6  Directors and Officers of the Surviving Corporation...................................      4
Section 1.7  Subsequent Actions....................................................................      5
Section 1.8  Stockholders' Meeting; Short-Form Merger..............................................      5
Section 1.9  Amendment of Rights Agreement.........................................................      6
Section 1.10  Effect of the Merger.................................................................      6


                                   ARTICLE II
                            CONVERSION OF SECURITIES

Section 2.1  Conversion of Capital Stock...........................................................      7
Section 2.2  Surrender of Certificates.............................................................      8
Section 2.3  Dissenting Shares.....................................................................     10
Section 2.4  Option Plans..........................................................................     10


                                  ARTICLE III
                                   COVENANTS

Section 3.1  Competing Acquisition Proposals.......................................................     11
Section 3.2  State Takeover Laws ..................................................................     12
Section 3.3  Directors' and Officers' Insurance and Indemnification ...............................     12
Section 3.4  Approvals and Consents; Cooperation...................................................     14


                                   ARTICLE IV
                              CONDITIONS PRECEDENT

Section 4.1  Conditions to Each Party's Obligation to Effect the Merger............................     14

                                    ARTICLE V
                                   TERMINATION
Section 5.1  Termination...........................................................................     15
Section 5.2  Effect of Termination.................................................................     17


                                   ARTICLE VI
                                  MISCELLANEOUS

Section 6.1  Amendment and Modification............................................................     18
Section 6.2  Brokers...............................................................................     18
Section 6.3  Notices...............................................................................     19
Section 6.4  Interpretation........................................................................     20
Section 6.5  Counterparts..........................................................................     21
Section 6.6  Entire Agreement; Third Party Beneficiaries...........................................     21
Section 6.7  Severability..........................................................................     21
Section 6.8  Governing Law.........................................................................     21
Section 6.9  Enforcement...........................................................................     21
Section 6.10  Assignment...........................................................................     22
Section 6.11  Expenses.............................................................................     22
Section 6.12  Headings.............................................................................     22
Section 6.13  Extension; Waiver....................................................................     22


ANNEX A           CONDITIONS TO THE OFFER..........................................................    A-1

                             INDEX OF DEFINED TERMS


Acquiring Person ...........................................            1.9
Acquisition Proposal .......................................         3.1(c)
Agreement ..................................................       Preamble
Articles of Merger .........................................            1.4
Board ......................................................       Preamble
Certificates ...............................................         2.2(b)
Claim ......................................................         3.3(a)
Closing ....................................................            1.5
Closing Date ...............................................            1.5
Company ....................................................       Preamble
Company Acquisition Agreement ..............................         3.1(b)
Company Common Stock .......................................       Preamble
Company Notice .............................................         3.1(a)
Convertible Stock ..........................................       Preamble
Dissenting Shares ..........................................            2.3
Effective Time .............................................            1.4
Excess Share Provision Waiver ..............................            1.2
Exchange Act ...............................................         1.1(a)
Indemnified Parties ........................................         3.3(a)
Indemnified Party ..........................................         3.3(a)
Independent Committee ......................................       Preamble
Independent Counsel ........................................         3.3(b)
Initial Expiration Date ....................................         1.1(a)
Merger .....................................................       Preamble
Merger Agreement ...........................................        Annex A
Merger Consideration .......................................         2.1(b)
MGCL .......................................................       Preamble
Offer ......................................................       Preamble
Offer Price ................................................       Preamble
Option .....................................................         2.4(a)
Option Plan ................................................         2.4(1)
Parent .....................................................       Preamble
Paying Agent ...............................................         2.2(a)
Potential Acquiror .........................................         3.1(a)
Proxy Statement ............................................         1.8(a)
Public Stockholders ........................................       Preamble
Purchaser ..................................................       Preamble

SDAT .......................................................            1.4
Section 3-602 Approval .....................................            1.2
Shares .....................................................       Preamble
Special Meeting ............................................         1.8(a)
Superior Proposal ..........................................         3.1(d)
Surviving Corporation ......................................         1.3
Third Party Acquiror .......................................         5.2(b)
Transaction Expenses .......................................         5.2(b)

                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER, dated as of October 6, 2000 (this "Agreement"), by and among Fortress Investment Corp., a Maryland corporation ("Parent"), Fortress Impac Acquisition Corp., a Maryland corporation and a wholly-owned subsidiary of Parent ("Purchaser"), and Impac Commercial Holdings, Inc., a Maryland corporation (the "Company").

                  WHEREAS, the Board of Directors of Parent, the Board of Directors of Purchaser and the Committee of Independent Directors, consisting entirely of nonmanagement directors unaffiliated with Parent or Purchaser (the "Independent Committee"), of the Board of Directors of the Company (the "Board") have determined that it is advisable and in the best interests of their respective corporations for Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein;

                  WHEREAS, in furtherance of such acquisition, Purchaser has agreed to commence a tender offer (the "Offer") to purchase for cash any and all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock") not already owned by Parent, Purchaser or any wholly owned subsidiary of Purchaser (collectively, the "Shares"), at a price of $7.55 per share, net to the seller in cash (such price, or such higher price per share as may be paid in the Offer, being referred to herein as the "Offer Price"), less any amounts required by law to be withheld and paid to governmental entities, upon the terms and subject to the conditions of this Agreement;

                  WHEREAS, the Board, acting upon the unanimous recommendation of the Independent Committee, the Board of Directors of Parent and the Board of Directors of Purchaser, have each approved the making of the Offer, and the Board has determined to recommend that stockholders of the Company (other than Parent, Purchaser and their respective affiliates) (the "Public Stockholders") tender their Shares pursuant to the Offer;

                  WHEREAS, Parent is the owner of 832,400 shares of Company Common Stock and 479,999 shares of the Company's Series B 8.5% Cumulative Convertible Preferred Stock ($25 liquidation preference per share) (the "Convertible Stock") which is convertible into 1,683,635 shares of Company Common Stock, constituting in the aggregate 31.5% of the Company's outstanding voting stock and Parent has agreed to contribute cash, the 832,400 shares of Company Common Stock it already owns and the Convertible Stock to Purchaser in order to facilitate the making of the Offer and the other transactions contemplated by this Agreement;

                  WHEREAS, it is further proposed that following the consummation of the Offer, Parent will cause Purchaser to merge with and into the Company (the "Merger") in accordance with the Maryland General Corporation Law, as amended (the "MGCL");

                  WHEREAS, the Independent Committee has determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and in the best interests of the Public Stockholders, and the Board, acting upon the unanimous recommendation of the Independent Committee, (i) has approved the Offer, the Merger, this Agreement and the other transactions contemplated hereby and (ii) has recommended that the Public Stockholders approve this Agreement and the Merger; and

                  WHEREAS, in furtherance of such transactions, the Offer, the Merger and the other transactions contemplated hereby have been approved by the Board of Directors of Purchaser and by all required corporate action of Parent upon the terms and subject to the conditions set forth herein;

                  NOW, THEREFORE, in consideration of the foregoing and the agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                              THE OFFER AND MERGER

                  Section 1.1  The Offer.

                           (a) As promptly as practicable Purchaser shall
commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), the Offer to purchase for cash any and all of the Shares at the Offer Price. Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as it is legally permitted to do so under applicable law. The Offer shall be made by means of an offer to purchase containing the terms set forth in this Agreement and having only the conditions set forth in Annex A hereto. Purchaser shall not decrease the Offer Price or decrease the number of Shares sought in the Offer, change the form of consideration to be paid for Shares pursuant to the Offer, or amend or add any other term or condition of the Offer (including the conditions set forth in Annex A hereto), in each case, in any manner adverse to the holders of the Shares without the prior written consent of the Company. The initial expiration date of the Offer shall be the twenty-fifth business day following the date that the Offer is commenced within the meaning of Rule 14d-2 under the Exchange Act (the "Initial Expiration Date"). The Company and the Independent Committee and their counsel shall be given a reasonable opportunity to review and comment on any documents that will be filed with the SEC in connection with the Offer and related transactions prior to such filing.

                           (b) Parent shall cause Purchaser to have available on
a timely basis the funds necessary to accept for payment, and pay for, any shares that Purchaser becomes obligated to pay for pursuant to the Offer or
Article I hereof.

                  Section 1.2 Company Actions. The Company hereby approves of and consents to the Offer and represents and warrants that the Independent Committee has determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and in the best interests of the Public Stockholders, and the Board, at a meeting duly called and held and acting on the unanimous recommendation of the Independent Committee, has (i) duly approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger; and (ii) resolved to recommend that the Public Stockholders accept the Offer, tender their Shares thereunder and approve this Agreement and the Merger. The Company further represents and warrants that by resolution of the Board, dated May 5, 1999, Parent and its affiliates are permanently exempt from (x) the ownership limits contained in Article VII, Section 7.2.1 of the Company's Charter, which generally prohibits any party from beneficially owning in excess of 9.8% of the Company's capital stock (the "Excess Share Provision Waiver") and (y) the limitations on business combinations with interested stockholders under Section 3-602 of the MGCL (the "Section 3-602 Approval").

                  Section 1.3 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.4 hereof), the Company and Purchaser shall consummate the Merger pursuant to which (a) Purchaser or a wholly-owned subsidiary of Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser, or such wholly-owned subsidiary as the case may be, shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Maryland, and (c) the separate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. Purchaser may assign its rights under this Agreement to a wholly-owned subsidiary of Purchaser which assumes all applicable obligations of Purchaser hereunder. Pursuant to the Merger, (x) the Charter of the Company, as in effect immediately prior to the Effective Time, shall be the Charter of the Surviving Corporation until thereafter amended as provided by law and (y) the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law.

                  Section 1.4 Effective Time. As soon as practicable, on the date of the Closing (as defined in Section 1.5 hereof), or on such other date as the parties may agree, Purchaser and the Company will cause articles of merger (the "Articles of Merger") to be executed and filed with the State Department of Assessments and Taxation of the State of Maryland (the "SDAT") as provided in the MGCL. The Merger shall become effective on the date on which the Articles of Merger are accepted for record by the SDAT or such other subsequent time as is agreed upon by the parties and specified in the Articles of Merger (the time the Merger becomes effective is referred to herein as the "Effective Time").

                  Section 1.5 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. (New York City time) on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article IV hereof (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, unless another date or place is agreed to in writing by the parties hereto.

                  Section 1.6 Directors and Officers of the Surviving Corporation. The directors of the Company at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Charter and Bylaws. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Charter and Bylaws.

                  Section 1.7 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of the Company or Purchaser or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                  Section 1.8 Stockholders' Meeting; Short-Form Merger. (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with its Charter and Bylaws and applicable law:

                                    (i) duly call, give notice of, convene and
         hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger;

                                    (ii) prepare and file with the SEC a
         preliminary proxy or information statement relating to the Merger and this Agreement and use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Purchaser, to respond as soon as reasonably practicable to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its stockholders;

                                    (iii) include in the Proxy Statement the
         recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and this Agreement; and

                                    (iv) use its reasonable best efforts to
         solicit from holders of Shares proxies in favor of the Merger and take all other action reasonably necessary or advisable to secure any vote or consent of stockholders required by the MGCL to effect the Merger.

                           (b) Purchaser agrees that it will promptly provide
the Company, in writing, with the information concerning Parent and Purchaser required to be included in the Proxy Statement and will vote at the Special Meeting, or cause to be voted at the Special Meeting, all of the shares of Company Common Stock and Convertible Stock then owned by it, Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and this Agreement.

                           (c) Notwithstanding the provisions of Section 1.8(a)
and (b) hereof, in the event that Parent, Purchaser and any other subsidiary of Parent (or any of them) shall collectively acquire at least 90% of the outstanding shares of Company Common Stock pursuant to the Offer or otherwise (including shares of Company Common Stock currently owned by Purchaser and its affiliates), the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective promptly after the acceptance for payment of and payment for Shares by Purchaser pursuant to the Offer without a meeting of stockholders of the Company, in accordance with Section 3-106 of the MGCL.

                  Section 1.9 Amendment of Rights Agreement. The Company, acting through its Board, in accordance with its Charter and Bylaws and applicable law, shall amend the Rights Agreement adopted by the Company on October 7, 1998, as amended, permanently to except Parent and its affiliates from the definition of "Acquiring Person" as defined therein.

                  Section 1.10 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

                  Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock:

                           (a) Cancellation of Parent and Purchaser-Owned Stock.
Each share of Company Common Stock and Convertible Stock owned by Parent, Purchaser or any wholly-owned subsidiary of Purchaser (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                           (b) Conversion of Shares. Each issued and outstanding
Share (other than any Dissenting Shares (if applicable and as defined in Section
2.3 hereof)) shall automatically be converted into the right to receive the Offer Price, payable to the holder thereof, without interest (the "Merger Consideration"), less any amounts required by law to be withheld and paid to governmental entities, upon surrender of the certificate formerly representing such Share in the manner provided in Section 2.2 hereof. All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2 hereof. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration will be correspondingly adjusted on a per-share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

                           (c) Purchaser Common Stock. Each issued and
outstanding share of Purchaser Common Stock (or if Purchaser has assigned its rights hereunder to a wholly-owned subsidiary, each issued and outstanding share of such subsidiary) shall automatically be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

                  Section 2.2 Surrender of Certificates. (a) Paying Agent. Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of Shares in connection with the Merger (the "Paying Agent") to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(b) hereof. Prior to the Effective Time, Purchaser shall deposit or cause to be deposited with the Paying Agent such aggregate funds for timely payment of the consideration to which such holders shall be entitled hereunder. Such funds shall be invested as directed by Purchaser or the Surviving Corporation pending payment thereof by the Paying Agent to holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Purchaser and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of the Shares. If the amount of funds deposited with the Paying Agent by or on behalf of Purchaser is insufficient to pay all of the amounts required to be paid pursuant to Sections 2.1(b) and 2.3(b) hereof, Purchaser from time to time after the Effective Time shall take all steps necessary to enable and cause the Surviving Corporation to legally deposit in trust additional cash with the Paying Agent sufficient to make all required cash payments.

                           (b) Surrender Procedures. Promptly after the
Effective Time but in no event more than ten business days thereafter, Purchaser shall cause the Paying Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted pursuant to Section 2.1(b) hereof into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions not inconsistent with this Agreement as Purchaser and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consider-ation. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Purchaser, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

                           (c) Transfer Books; No Further Ownership Rights in
the Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

                           (d) Termination of Fund; No Liability. At any time
following 180 days after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                           (e) Lost Certificates. If any Certificate shall have
been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in exchange for such lost, stolen, or destroyed Certificate the Merger Consideration pursuant to this Agreement.

                  Section 2.3 Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, any Shares as to which the holder thereof is entitled to and has demanded to receive payment of the fair value therefor with respect to the Merger in accordance with Title 3, Subtitle 2 of the MGCL, and as of the Effective Time has neither effectively withdrawn nor lost his right to such fair value ("Dissenting Shares"), shall not be converted into or represent a right to receive cash pursuant to Section 2.1, but the holder thereof shall be entitled to only such rights as are granted by Title 3, Subtitle 2 of the MGCL.

                           (b) Notwithstanding the provisions of Section 2.3(a),
if any holder of Shares who demands to receive payment of the fair value for his Shares under the MGCL effectively withdraws or loses (through failure to perfect or otherwise) his right to fair value, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.1(b), without interest, upon surrender of the Certificate or Certificates representing such Shares pursuant to Section 2.2.

                  Section 2.4 Option Plans. (a) The Company shall cause, at or immediately prior to the Effective Time, each then outstanding stock option (each, an "Option") granted to certain employees and directors of the Company under the Stock Options and Awards Plan, adopted in 1997 (the "Option Plan"), whether or not then vested or exercisable, to be cancelled. In consideration of such cancellation of Options with an exercise price of less than the Offer Price, the Company (or, at Parent's option, Purchaser), at or immediately prior to the Effective Time, shall pay to such holders of Options an amount in respect thereof equal to the product of (A) the excess, if any, of the Offer Price over the exercise price of such Options and (B) the number of Shares subject to such vested or unvested Options immediately prior to their cancellation (such payment to be net of withholding taxes, if any, and without interest).

                           (b) The Board or any committee thereof responsible
for the administration of the Option Plan shall take all actions necessary so that the Option Plan and all such Options with strike prices higher than the Offer Price shall terminate as of the Effective Time.

                                   ARTICLE III

                                    COVENANTS

                 Section 3.1 Competing Acquisition Proposals. (a) The Company shall promptly (but in any event within 48 hours) advise Purchaser in writing (each such writing, a "Company Notice") of any negotiations, or any proposals or requests for non-public information received on or after the date of this Agreement, in each case relating to any Acquisition Proposal (as defined in Section 3.1(c) hereof), the material terms and conditions thereof and the identity of the person submitting the Acquisition Proposal (the "Potential Acquiror"). The Company shall promptly advise Purchaser of any development relating to any inquiries, discussions, negotiations, proposals or requests for information relating to an Acquisition Proposal, on or after the date of this Agreement. The Company shall keep Purchaser reasonably informed of the status of any such negotiations, request or Acquisition Proposal and will further update, to the extent of any developments, the information required to be provided in each Company Notice upon the request of Purchaser. The Company agrees that any non-public information furnished to any such Potential Acquiror will be pursuant to a customary confidentiality agreement and a standstill agreement.

                           (b) Except as expressly permitted by this Section
3.1, the Independent Committee shall not (i) withdraw or modify or propose publicly to withdraw or modify, in any manner adverse to Parent or Purchaser, the approval or recommendation of such Independent Committee of this Agreement, the Offer or the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any letter of intent or agreement (each, a "Company Acquisition Agreement") related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that (A) the Independent Committee determines in good faith, after receiving advice from its financial advisor, that any such Acquisition Proposal is a Superior Proposal (as defined in Section 3.1(d) below) and (B) the Independent Committee determines in good faith, based upon advice of its outside legal counsel, that such action is necessary for the Independent Committee to comply with its duties to the Public Stockholders under applicable law, the Independent Committee may (x) withdraw or adversely modify its approval or recommendation of this Agreement, the Offer and the Merger or the matters to be considered at the Special Meeting, (y) approve or recommend such Superior Proposal and/or (z) terminate this Agreement in accordance with Section 5.1(c)(i) and prior to or substantially contemporaneously with such termination, cause the Company to enter into a Company Acquisition Agreement with respect to such Superior Proposal.

                           (c) For purposes of this Agreement, "Acquisition
Proposal" shall mean any bona fide proposal in writing made by a third party to acquire "benefi-cial ownership" (as defined under Rule 13(d) of the Exchange Act) of all or substantially all of the assets of, or a majority or more of the equity interest in, the Company or its subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving the Company or its material subsidiaries including, without limitation, any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of all or substantially all of the assets of, or a majority or more of the equity interest in, the Company or its material subsidiaries (other than the transactions contemplated by this Agreement).

                           (d) For purposes of this Agreement, "Superior
Proposal" shall mean any bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than a majority of the Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which the Independent Committee determines in good faith to be more favorable to the Public Stockholders, from a financial point of view, than the Offer and the Merger (after consultation with the Independent Committee's financial advisor), for which financing, to the extent required, is then committed.

                  Section 3.2 State Takeover Laws. Notwithstanding any other provision in this Agreement, in no event shall the Section 3-602 Approval or the Excess Share Provision Waiver be withdrawn, revoked or modified by the Board. If any state takeover statute other than Section 3-602 of the MGCL becomes or is deemed to become applicable to the Agreement, the Offer, the acquisition of Shares pursuant to the Offer or the Merger or any other transaction provided for or contemplated by this Agreement, the Company shall take all such action as may be necessary or advisable to obtain such approvals and take such actions as are necessary or advisable so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute on the transactions contemplated hereby.

                  Section 3.3 Directors' and Officers' Insurance and Indemnification. (a) From and after the Effective Time, Purchaser and the Surviving Corporation (or any successor to the Surviving Corporation) shall jointly and severally indemnify, defend and hold harmless the current five members of the Board, Wesley R. Edens, Robert I. Kauffman, Joseph R. Tomkinson, Christopher W. Mahowald and Frank P. Filipps (each, an "Indemnified Party," and collectively, the "Indemnified Parties") of the Company and its subsidiaries against all losses, claims, damages, liabilities, costs, fees and expenses (including attorneys' fees and expenses), judgments, fines, losses, and amounts incurred in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director, officer, employee or agent of the Company or any of its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) this Agreement, or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time, to the fullest extent permitted under Maryland law, the Company's Charter or Bylaws or any applicable indemnification agreements in effect at the date hereof.

                           (b) In the event of any such loss, expense, claim,
damage or liability (whether or not arising prior to the Effective Time), (i) Parent shall pay the reasonable fees and expenses of counsel for the Indemnified Parties, which counsel may also serve as counsel to Parent and which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the MGCL, (ii) Parent will reasonably cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the MGCL and the Charter or Bylaws of the Company shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party (the "Independent Counsel"). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the written opinion of the Independent Counsel, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

                           (c) The Charter and the Bylaws of the Surviving
Corporation shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the indemnification rights thereunder of the Indemnified Parties, unless such modification is required by law. This Section 3.3 shall survive the Merger and shall continue in full force and effect.

                           (d) Purchaser or the Surviving Corporation shall
maintain the Company's existing officers' and directors' liability insurance policy for the Indemnified Parties for a period of not less than six years after the Effective Date; provided, however, that Parent may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to the Indemnified Parties.

                           (e) If the Surviving Corporation or any of its
successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 3.3. The provisions of this Section
3.3 are intended to be (x) in addition to any other rights to which an Indem-nified Party may be entitled under any agreement, as a matter of law or otherwise, as to any action in the Indemnified Party's capacity as a director or officer of the Company and (y) for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

                  Section 3.4 Approvals and Consents; Cooperation. (a) The parties hereto shall use their respective reasonable best efforts, and cooperate with each other, to obtain as promptly as practicable all governmental and third party authorizations, approvals, consents or waivers required in order to consummate the transactions contemplated by this Agreement.

                           (b) The Company, Parent and Purchaser shall take all
actions necessary to file as soon as practicable all notifications, filings and other documents required to obtain all governmental authorizations, approvals, consents or waivers, and to respond as promptly as practicable to any inquiries received from any governmental entity for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental entity in connection therewith.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

                  Section 4.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver (subject to applicable law) at or prior to the Effective Time of the following conditions:

                           (a) Stockholder Approval. The Merger shall have been
approved by the requisite vote of the holders of the Company Common Stock, if required by applicable law and the Company's Charter and Bylaws;

                           (b) Regulatory Approvals. All regulatory approvals
and consents of third parties, if any, shall have been obtained, except where the failure to have obtained any such approvals and third party consents would not have a material adverse effect on the Company;

                           (c) Statutes; Court Orders. No statute, rule,
regulation, order, decree or injunction shall have been enacted, promulgated or issued by any governmental entity or court which prohibits the consummation of the Merger; and

                           (d) Purchase of Shares in Offer. Parent, Purchaser or
their affiliates shall have accepted for payment and paid for all of the Shares validly tendered and not withdrawn pursuant to the Offer.


                                    ARTICLE V

                                   TERMINATION

                  Section 5.1 Termination. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after any necessary stockholder approval thereof:

                           (a) By the mutual written consent of Purchaser and
the Company; or

                           (b) By the Company or Purchaser:

                                   (i) if the Offer shall have expired in accor-
         dance with the terms of this Agreement or Purchaser shall have terminated the Offer, in each case without any Shares being purchased pursuant thereto; provided, however, that the right to terminate this Agreement under this Section 5.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Purchaser to purchase the Shares pursuant to the Offer on or promptly after the applicable expiration date;

                                    (ii) if any governmental entity shall have
         issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their respective best efforts to lift), which permanently restrains, enjoins or otherwise prohibits (x) the acceptance for payment of, or payment for, Shares pursuant to the Offer or (y) the Merger and such order, decree, ruling or other action shall have become final and non-appealable; or

                           (c) By the Company:

                                    (i) if, prior to the purchase of Shares
         pursuant to the Offer, a third party shall have made an Acquisition Proposal that the Independent Committee determines in good faith, after consultation with its financial advisor, is a Superior Proposal and, subject to the Company's compliance with Section 3.1(b), a Company Acquisition Agreement shall have been, or substantially contemporaneously with such termination shall be, executed pursuant to such Superior Proposal; or

                                    (ii) if Purchaser shall have failed to
         commence the Offer on or prior to fifteen business days following the date of the initial public announcement of the Offer; provided, however, that the Company may not terminate this Agreement pursuant to this Section 5.1(c)(ii) if the cause of such failure was the Company's material breach of its obligations under this Agreement; or

                                    (iii) if, prior to the purchase of Shares
         pursuant to the Offer, Parent or Purchaser shall have breached or failed to perform in any material respect any of their respective covenants or other obligations contained in this Agreement; provided, however, that the Company may not terminate this Agreement pursuant to this Section 5.1(c)(iii) if the Company is then in material breach of its covenants or other obligations under this Agreement.

                           (d) By Purchaser:

                                    (i) if, prior to the purchase of Shares
         pursuant to the Offer, the Independent Committee shall have withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended an Acquisition Proposal or the Company shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal with a person or entity other than Parent, Purchaser or their affiliates (or the Independent Committee resolves to do any of the foregoing); or

                                    (ii) if, due to an occurrence not involving
         a breach by Parent or Purchaser of their respective obligations hereunder, which makes it impossible to satisfy any of the conditions set forth in Annex A hereto, Purchaser shall have failed to commence the Offer in accordance with this Agreement; or

                                    (iii) if, prior to the purchase of Shares
         pursuant to the Offer, the Company shall have breached or failed to perform any of its covenants or other obligations contained in this Agreement; provided, however, that Purchaser may not terminate this Agreement pursuant to this Section 5.1(d)(iii) if Parent or Purchaser is then in material breach of its covenants or other obligations under this Agreement; or

                           (e) By either the Company or Purchaser if the Merger
has not been consummated on or before June 30, 2001, which date may be extended by the mutual written consent of the Company and Purchaser.

                  Section 5.2 Effect of Termination. (a) In the event of the termination of this Agreement as provided in Section 5.1, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Purchaser or the Company or their respective directors, officers, employees, stockholders, representatives, agents or advisors other than, with respect to Parent, Purchaser and the Company, the obligations pursuant to this Section 5.2 and Article IV. Nothing contained in this Section 5.2 shall relieve Parent, Purchaser, or the Company from liability for willful breach of this Agreement.

                           (b) In the event that this Agreement is terminated by
the Company pursuant to Section 5.1(c)(i) hereof or by Purchaser pursuant to
Section 5.1(d)(i) hereof, the Company shall promptly (but in any event within five (5) business days following such termination) pay to Purchaser by wire transfer to an account designated by Purchaser promptly following receipt of a request therefor, an amount equal to actual fees and expenses not to exceed $400,000 incurred by Parent and Purchaser in connection with the Offer, the Merger, this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the reasonable fees and expenses payable to Parent's counsel, and all banks, investment banking firms, other financial institutions and their respective agents and counsel incurred in connection with acting as Parent's or Purchaser's financial advisor with respect to, or arranging or committing to provide or providing any financing for the transactions contemplated hereby ("Transaction Expenses"); provided, however, that in no event shall such Transaction Expenses be payable more than once. In addition, and only in the event that the Transaction Expenses were not paid or payable pursuant to the immediately preceding sentence, the Company shall pay Purchaser the Transaction Expenses if this Agreement is terminated for any reason (other than as a result of a breach by Parent or Purchaser that resulted in the termination of this Agreement, or a willful breach by Parent or Purchaser of their obligations hereunder) at any time after an Acquisition Proposal has been made by a third party (a "Third Party Acquiror") that the Company has not rejected prior to such termination of this Agreement and, within six months after such a termination, the Company completes a merger, consolidation or other business combination with any such Third Party Acquiror.

                                   ARTICLE VI

                                  MISCELLANEOUS

                  Section 6.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, or by action taken by their respective Boards of Directors at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Public Stockholders hereunder without the approval of such Public Stockholders.

                  Section 6.2 Brokers. Parent and Purchaser represent and warrant to the Company that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or the

Purchaser. The Company represents and warrants to Parent and Purchaser that, except as to Bear Stearns & Co., Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company.

                  Section 6.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by telecopier (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  If to Parent/Purchaser:

                           c/o Fortress Investment Group LLC
                           1301 Avenue of the Americas
                           42nd Floor
                           New York, New York 10019
                           Attention: Randal A. Nardone
                           Facsimile No.: (212) 798-6133

                  Copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, New York 10036-6522
                           Attention: J. Gregory Milmoe, Esq.
                           Facsimile No.: (212) 735-2000

                  If to the Company:

                           Impac Commercial Holdings, Inc.
                           c/o Willkie Farr & Gallagher
                           787 Seventh Avenue
                           New York, New York 10019
                           Attention: Christopher E. Manno, Esq.
                           Facsimile No.: (212) 728-8111

                  Copy to:

                           Willkie Farr & Gallagher
                           787 Seventh Avenue
                           New York, New York 10019
                           Attention: Christopher E. Manno, Esq.
                           Facsimile No.: (212) 728-8111


                  Section 6.4 Interpretation. The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, annexes and schedule references are to the articles, sections, paragraphs, exhibits, annexes and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. The phrase "to the best knowledge of" or any similar phrase shall mean such facts and other information which as of the date of determination are actually known to any executive vice president, chief financial officer, general counsel, chief compliance officer and any officer superior to any of the foregoing, of the referenced party after the conduct of a reasonable investigation under the circumstances by such officer. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date on the first page of this Agreement. As used in this Agreement, the word "subsidiary" or "subsidiaries" means, with respect to any party, any corporation, partnership or other entity or organization, whether incorporated or unincorporated, of which
(i) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries. As used in this Agreement, the term "affiliate" or "affiliates" shall have the meaning set forth in Rule l2b-2 of the

Exchange Act. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                  Section 6.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  Section 6.6 Entire Agreement; Third Party Beneficiaries. This Agreement and Annex A hereto (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and (b) except as provided in Article II and Sections 3.1 and 3.3, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  Section 6.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and conditions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  Section 6.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

                  Section 6.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Maryland or in Maryland state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Maryland or any Maryland state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Maryland.

                  Section 6.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, provided, however, that Purchaser may assign its rights in connection with the Offer to its wholly-owned subsidiary without such consent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

                  Section 6.11 Expenses. Except as set forth in Section 5.2 hereof, all costs and expenses incurred in connection with the Offer, the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Offer or the Merger is consummated.

                  Section 6.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

                  Section 6.13 Extension; Waiver. Subject to Section 6.1, at any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in any document, instrument, certificate or other writing delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                            [signature page follows]

                  IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized as of the date first written above.

                                       FORTRESS INVESTMENT CORP.


                                       By: /s/ Randal A. Nardone
                                           ------------------------------------
                                           Name:  Randal A. Nardone
                                           Title: Chief Operating Officer
                                                    & Secretary


                                       FORTRESS IMPAC ACQUISITION CORP.


                                       By: /s/ Randal A. Nardone
                                          ------------------------------------
                                           Name:  Randal A. Nardone
                                           Title: Secretary & Treasurer


                                       IMPAC COMMERCIAL HOLDINGS, INC.


                                       By: /s/ Randal A. Nardone
                                          ------------------------------------
                                           Name:  Randal A. Nardone
                                           Title: Chief Operating Officer
                                                    & Secretary

                                                                         ANNEX A

                             CONDITIONS TO THE OFFER

                  The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is annexed, except that the term "Merger Agreement" shall mean the Agreement to which this Annex A is annexed.

                  Notwithstanding any other provisions of the Offer, subject to the provisions of the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act, pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may, subject to the terms of the Merger Agreement, terminate the Offer and not accept for payment any tendered Shares if at any time on or after the date of the Merger Agreement, and before the time of acceptance of Shares for payment pursuant to the Offer, any of the following events shall occur:

                           (a) there shall be pending any suit, action or
proceeding or there shall be threatened by any governmental entity any suit, action or proceeding (i) seeking to prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of the business or assets of the Company, or to compel Parent or Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the businesses or assets of the Company, (ii) challenging the acquisition by Parent or Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company, (iii) seeking to impose material limitations on the ability of Purchaser, or rendering Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (iv) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Public Stockholders, or
(v) which otherwise is reasonably likely to have a material adverse effect on the financial results or condition of the Company;

                           (b) there shall be any statute, rule, regulation,
judgment, order or injunction enacted, entered, enforced or promulgated applicable to the Offer or the Merger, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

                           (c) there shall have occurred (i) any general
suspension of trading in, or limitation on prices for, securities in the American Stock Exchange, for a period in excess of 6 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war, armed hostilities or other international or national calamity directly involving the United States, (iv) any limitation (whether or not mandatory) by any United States or foreign governmental authority on the extension of credit by banks or other financial institutions, (v) a change in general financial bank or capital market conditions which materially or adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

                           (d) there shall have occurred any material adverse
change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any material adverse change) in the financial results or condition of the Company;

                           (e) the Board or the Independent Committee (i) shall
have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, this Agreement or the Merger, (ii) shall have recommended the approval or acceptance of an Acquisition Proposal from, or similar business combination with, a person or entity other than Parent, Purchaser or any of their affiliates, or (iii) shall have executed any agreement relating to an Acquisition Proposal from, or similar business combination with, a person or entity other than Parent, Purchaser or their affiliates;

                           (f) the Company shall have failed to perform in any
material respect or to comply in any material respect with any material obligation, agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement; or

                           (g) all consents necessary to the consummation of the
Offer including, without limitation, consents from parties to loans, contracts, leases or other agreements and consents from governmental agencies, whether federal, state or local shall not have been obtained, other than consents the failure of which to obtain would not have a material adverse effect on the financial results or condition of the Company;

                           (h) the Merger Agreement shall have been terminated
in accordance with its terms; which in the reasonable judgment of Parent or Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

         The foregoing conditions are for the sole benefit of Purchaser and Parent and, subject to the Merger Agreement, may be asserted or may be waived by Parent or Purchaser, in whole or in part at any time and from time to time in the good faith judgment of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any such rights shall not be deemed a waiver of any right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.